Exhibit 5.1

[Andrews Kurth Letterhead]

Waterway Plaza Two

10001 Woodloch Forest Drive

Suite 200

The Woodlands, Texas 77380

713.220.4801 Phone

713.220.4815 Fax

andrewskurth.com

May 9, 2008

TETRA Technologies , Inc.

25025 Interstate 45 North, Suite 600

The Woodlands, Texas 77380

Ladies and Gentlemen:

We have acted as counsel for TETRA Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 4,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, including the associated preferred stock purchase rights of the Company (the “Common Stock”), which are subject to issuance by the Company pursuant to the TETRA Technologies, Inc. Amended and Restated 2007 Equity Incentive Compensation Plan (the “Plan”).

As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan; (b) the Restated Certificate of Incorporation of the Company, as amended to date; (c) the Amended and Restated Bylaws of the Company, as amended to date; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares to be issued by the Company have been duly authorized and, when issued and delivered in accordance with the Plan and the terms of any agreements governing the issuance of Common Stock thereunder and upon receipt by the Company of lawful consideration under Delaware law in accordance with the Plan, and subject to the Registration Statement becoming effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ANDREWS KURTH LLP